Exhibit 5.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

December 27, 2011

Board of Directors

Cryo-Cell International, Inc.

700 Brooker Creek Blvd.

Oldsmar, FL 34677

Re:	Cryo-Cell International, Inc. 2006 Stock Incentive Plan

Registration Statement on Form S-8

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Cryo-Cell International, Inc. (the “Company”) common stock, par value $.01 per share (the “Common Stock”), pursuant to the Cryo-Cell International, Inc. 2006 Stock Incentive Plan (the “Stock Benefit Plan”). We have reviewed the Company’s Amended and Restated Certificate of Incorporation, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted and the award of restricted stock pursuant to the Stock Benefit Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK
A Professional Corporation